Exhibit 99.1

Media Contact:
Kris Charles
269-961-3799
Analysts Contact:
Simon Burton, CFA
269-961-6636

KELLOGG ANNOUNCES EXECUTIVE MANAGEMENT CHANGES
John A. Bryant to lead North American business, Jeffrey W. Montie to lead International business
     BATTLE CREEK, Mich., July 23, 2007 — Kellogg Company (NYSE: K) today announced management changes intended to further broaden the experience of several of its senior executive leaders. John A. Bryant is appointed executive vice president, Kellogg Company, president, Kellogg North America. He will retain the role of chief financial officer. Previously he was executive vice president and chief financial officer, Kellogg Company, president, Kellogg International. Jeffrey W. Montie is appointed executive vice president, Kellogg Company, president, Kellogg International and will assume the additional responsibilities for leading the global innovation, marketing, consumer promotion, and sales teams. Previously he was executive vice president, Kellogg Company, president, Kellogg North America.
     Both appointments are effective immediately. Bryant and Montie will continue to serve on the Global Leadership Team and report to David Mackay, president and chief executive officer, Kellogg Company. Supporting Bryant and Montie are senior and experienced leadership teams in both the international regions and U.S. business units.
     “These organizational moves will further broaden John and Jeff’s considerable experience and reflect our Company’s continued commitment to deliver sustainable rates of growth,” said Mackay. “This shift in responsibilities leverages their capabilities, and offers new opportunities to enhance our bench strength.”
     A 20-year veteran of Kellogg, Montie has been executive vice president of Kellogg Company since September 2003 and president, Kellogg North America since June 2004. He joined Kellogg Company in 1987 in the U.S. ready-to-eat cereal business. He has held general management positions in both the Kellogg North American and international businesses, including vice president, global innovation for Kellogg Europe.
     Bryant was chief financial officer from February 2002 to June 2004 and president of Kellogg International since June 2004. In December 2006, he was renamed chief financial officer. He joined
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Kellogg Company in 1998 and has served in a number of leadership positions in both the Kellogg North American and international businesses.
     Additionally, the company announced the following organizational changes for its North American business: Paul Norman, senior vice president, Kellogg Company, president, U.S. Morning Foods will continue to manage the Morning Foods and Kashi business and additionally will have responsibility for our Frozen Foods business unit; Brad Davidson, senior vice president, Kellogg Company, president, U.S. Snacks will take on the added responsibility of overseeing the Canadian business unit. These changes are effective immediately.
     “Our North American and International businesses have posted strong growth and returns in recent years; performance that has continued in the first half of 2007,” said Mackay. “I have every confidence that both businesses will continue to generate excellent results in the years to come under Jeff and John’s leadership.”
     With 2006 sales of almost $11 billion, Kellogg Company (NYSE:K) is the world’s leading producer of cereal and a leading producer of convenience foods, including cookies, crackers, toaster pastries, cereal bars, fruit snacks, frozen waffles, and veggie foods. The company’s brands include Kellogg’s, Keebler, Pop-Tarts, Eggo, Cheez-It, Nutri-Grain, Special K, Rice Krispies, Murray, Austin, Morningstar Farms, Famous Amos, Carr’s, Plantation, Ready Crust and Kashi. Kellogg products are manufactured in 17 countries and marketed in more than 180 countries around the world. For more information, visit the company’s Web site at www.kelloggcompany.com.
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